RBC BLUEBAY ENHANCED INCOME FUND

(the “Trust”)

PLAN PURSUANT TO RULE 18F-3

under the

INVESTMENT COMPANY ACT OF 1940

I. Introduction

This Plan describes the multi-class system for the Trust, including the separate class arrangements for shareholder services and/or distribution of shares, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes. The Trust is a closed-end investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), the shares of which are registered on Form N-2 under the Securities Act of 1933. The Trust was granted an exemptive order from the Securities and Exchange Commission (“SEC”) permitting the Trust to offer multiple classes of shares, subject to the condition that the Trust will comply with Rule 18f-3 under the 1940 Act as if the rule applies to a closed-end investment company. The Trust hereby elects to offer multiple classes of shares of the Trust pursuant to the provisions of Rule 18f-3 and the Plan. For so long as this Plan is in effect, the Trust’s Board of Trustees shall satisfy the fund governance standards defined in 1940 Act Rule 0-1(a)(7).

II. The Multi-Class System

The Trust is authorized to subdivide its shares of beneficial interest into separate classes, each of which may have different arrangements for shareholder services or the distribution of shares of the class or both, and shall pay all of the expenses of that arrangement; and which may also pay a different share of other expenses, not including advisory or custodial fees or other portfolio level expenses, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes.

. Shares of each class of the Trust shall represent an equal pro rata interest in the Trust and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, each Class shall have the features described below.

A.  Sales Charge Structure

1. Class A Shares. Class A shares of the Trust shall be offered at the then-current net asset value plus a front-end sales charge in such amount as is disclosed in the current prospectus for the Trust, including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Trust’s Board of Trustees. Class A shares shall generally not be subject to a contingent deferred sales charge provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for the Trust.

2. Class I Shares. Class I shares of the Trust shall be available only to such categories of investors as are specified from time to time in the then-current prospectus for the Trust, or in a prospectus supplement. Class I shares shall be offered at net asset value with no initial sales charge and shall not be subject to a contingent deferred sales charge provided, however, that such charge(s) may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for the Trust.

3. Class T Shares. Class T shares of the Trust shall be available only to such categories of investors as are specified from time to time in the then-current prospectus for the Trust, or in a prospectus supplement. Class T shares of the Trust shall be offered at the then-current net asset value plus a front-end sales charge in such amount as is disclosed in the current prospectus for the Trust, including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Trust’s Board of Trustees. Class T shares shall generally not be subject to a contingent deferred sales charge provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for the Trust.

B.  Service and Distribution Plans

The Trust has adopted Plans pursuant to Rule 12b-1 applicable to classes of shares offered by the Trust, containing the following terms:

1. Class A Shares. No Supplement to the Master Distribution Plan has been adopted for Class A shares of the Trust.

2. Class I Shares. No Supplement to the Master Distribution Plan has been adopted for Class I shares of the Trust.

3. Class T Shares. Class T shares shall reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the Trust, as provided in the Master Distribution Plan and Supplements thereto, subject to an annual limit of 0.50% of the average daily net assets of the Trust attributable to its Class T shares, provided that up to 0.25% of such average daily net assets may be designated out of such reimbursements as a “service fee,” as defined in the rules and policy statements of the Financial Industry Regulatory Authority.

C.  Allocation of Income and Expenses

1.  General

The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of the Trust shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Trust. Expenses to be so allocated also include expenses of the Trust that are not attributable to a particular class of the Trust (“Trust Expenses”) . Trust Expenses include, but are not limited to, Trustees’ fees, insurance costs, certain legal fees, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Trust’s assets.

2.  Class Expenses

Expenses attributable to a particular class (“Class Expenses”) shall be limited to: (a) payments pursuant to the 12b-1 Plan by that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration fees for shares of that class; (e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Trustees’ fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the Trust’s President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended (“Code”).

In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense, and in the event a Trust Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act.

3.  Waivers or Reimbursements of Expenses

Expenses may be waived or reimbursed by the Adviser, the Distributor or any other provider of services to the Trust without the prior approval of the Board of Trustees.

D.  Exchange Privileges

Shareholders of the Trustmay exchange shares of a particular class for shares of the same class in a series of RBC Funds Trust at relative net asset value and with the payment of any excess of the sales charge applicable to the shares to be acquired over the sales charge previously paid on the shares being exchanged, provided the shares to be acquired in the exchange are qualified for sale in the shareholder’s state of residence and subject to the applicable requirements as to minimum amount. However, shares of the Trust may only be exchanged in conjunction with a quarterly repurchase offer and for an amount equal to the amount of the shares tendered and repurchased.

E.  Board Review

1.  Approval of Plan

The Board of Trustees, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Trust (“Independent Trustees”) must approve this Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class individually and of the Trust.

Their determination must be based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

2.  Approval of Amendments

This Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class individually and of the Trust. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

3.  Periodic Review

The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

  F.  Contracts

Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

  G.  Effective Date

The Plan having been reviewed and approved by the Board of Trustees and by a majority of the Independent Trustees as indicated in Section E.1 of the Plan, originally took effect as of March 20, 2026, as amended from time to time.

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